EXHIBIT 10.1

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

[Execution Version]

 Amendment to Master Supply Agreement

This Amendment to Master Supply Agreement ( the ‘‘Amendment’’) is dated March 8, 2007 but is effective as of the Effective Date, is entered between Vion Pharmaceuticals, Inc., (‘‘Vion’’), a Delaware corporation having its principal place of business at 4 Science Park, New Haven, CT 06511 and Sigma Aldrich Fine Chemicals, Inc. (formally Tetrionics, Inc.) (‘‘SAFC’’), a Wisconsin corporation having its principal place of business at 645 Science Drive, Madison, WI 53711.

W I T N E S S E T H :

Whereas, Vion and SAFC executed the MASTER SUPPLY AGREEMENT (‘‘Agreement’’) dated September 29, 2003,

Whereas, Vion and SAFC may enter into a Master Commercial Supply Agreement at a future date,

[*]

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

A.    Please amend Section 2 of the Agreement to read as follows:

2.	Term. The initial term of this Agreement shall be for a period of three (3) years from the Effective Date, and shall renew automatically for additional three (3) year terms unless either party notifies the other in writing of its intention not to renew the Agreement at least eighteen (18) months prior to the end of the then current term.

B.    Please amend section 4.3 of the Agreement to read as follows:

4.3	The purchase price will be determined in accordance with the timeline described in Appendix 2, and will remain in effect for the Product ordered hereunder (the ‘‘Purchase Price’’) until the second anniversary of the Effective Date. Following the second anniversary of the Effective Date, one hundred twenty (120) days prior written notice to Vion must be provided in order to increase the Purchase Price applicable to each twelve (12) month period thereafter. [*]

* Confidential Treatment Requested

B.	Please add the following new Section to the Agreement:

31.	[*]

C.	Unless specifically defined in this Amendment, all capitalized terms shall have the meaning given such terms in the Agreement.

D.	All the terms and conditions of the Agreement not amended by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment as of the date first written above.

Vion Pharmaceuticals, Inc.	Sigma Aldrich Fine Chemicals, Inc.
By:	By:
Ivan King, PhD VP, Research & Development	Dennis R. Young Director of Operations

* Confidential Treatment Requested

MASTER SUPPLY AGREEMENT

This Supply Agreement, dated September 29, 2003 (the ‘‘Effective Date’’), is entered between Vion Pharmaceuticals, Inc. (‘‘Vion’’), a Delaware corporation having its principal place of business at 4 Science Park, New Haven, CT 06511, and Tetrionics, Inc. (‘‘Tetrionics’’), a Wisconsin corporation having its principal place of business at 645 Science Drive, Madison, WI 53711.

BACKGROUND

A.	Vion desires to have Tetrionics supply to it from time to time quantities of VNP40101M (the ‘‘Product’’) on the terms and conditions set forth in this Agreement.

B.	Tetrionics desires to be Vion’s supplier of the Product on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreement set forth herein, the parties agree as follows:

(1)	Supply of the Product.

a.	Tetrionics shall supply the Product meeting the specifications set forth on Appendix I (the ‘‘Specifications’’) in the quantities and at the times requested by Vion from time to time pursuant to the terms of this Agreement. The Specifications shall be modified as required by Vion to comply with any change in applicable federal, state or local law, regulation or governmental authority and, any such modification shall be agreed upon in writing by the parties.

1.2	Tetrionics shall provide such facilities, equipment, labor and raw materials as may be necessary to perform the manufacturing, processing, testing and packaging of the Product as may be required herein.

(2)	Term. The initial term of this Agreement shall be for a period of three (3) years from the Effective Date, and shall renew automatically for additional one (1) year terms unless either party notifies the other in writing of its intention not to renew this Agreement at least one hundred and twenty (120) days prior to the end of the then current term.

(3)	Forecasts and Purchase Orders.

3.1	Vion will provide to Tetrionics a forecast of its anticipated required quantity of the Product. Forecasts shall be for the purpose of assisting Tetrionics in its planning and will not constitute an obligation of Vion to purchase such quantities of Product. [*] Tetrionics shall use all commercially reasonable efforts to satisfy any orders in excess of the maximum limits specified in the preceding sentence.

3.2	Vion shall place all orders for the Product by delivering to Tetrionics a written purchase order specifying the product, quantity, and delivery date. Tetrionics will advise Vion of the delivery date within 14 days of receipt of a written purchase order.

3.3	Tetrionics shall deliver Product ordered pursuant to each purchase order by the delivery date specified in such purchase order and shall notify Vion of anticipated delays of greater than fourteen (14) days in completing any order, which notice shall be sent to Vion immediately after Tetrionics becomes aware of such delay. Tetrionics shall keep Vion advised of all relevant information concerning the extent of any such delay in delivery and shall use all reasonable efforts to minimize such delay. In the event of any such delay of greater than fourteen (14) business days, Vion shall receive a reduction of five percent (5%) of the Purchase Price of any such order, so long as the cause of the delay is completely within the control of Tetrionics.

* Confidential Treatment Requested

(4)	Delivery and Payment Terms; Purchase Price.

4.1	All Product sold hereunder shall be delivered ex factory, Madison, Wisconsin. Tetrionics shall arrange for shipment of Product to the address, and with the carrier specified by Vion. Vion shall bear the expense and risk for the shipment and insurance of the Product to the site designated by Vion.

4.2	Payment for Product accepted by Vion shall be made in U.S. dollars within thirty (30) days of Vion’s receipt of an invoice from Tetrionics, such invoice to be sent to Vion upon delivery of the Product.

4.3	The purchase price will be determined in accordance with the timeline described in Appendix 2, and will remain in effect for the Product ordered hereunder (the ‘‘Purchase Price’’) until the second anniversary of the Effective Date. Following the second anniversary of the Effective Date, one hundred twenty (120) days prior written notice to Vion must be provided in order to increase the Purchase Price applicable to each twelve (12) month period thereafter.

4.4	Vion shall pay the Product Development Costs as specified in Appendix 2 in accordance with the payment terms set forth in Appendix 3.

4.5	In the event that Vion requests changes to the Specifications of the Product which result in an increase in the standard cost incurred by Tetrionics (excluding those one-time costs identified in Section 4.6), then the Purchase Price shall be adjusted by the amount of any such increase which is documented to the reasonable satisfaction of Vion. Tetrionics agrees to make reasonable efforts to maintain the efficiency of its operations in order to provide a cost effective product to Vion.

4.6	Vion shall bear the reasonable, documented cost of any one-time set up expenses which are required solely to accommodate changes in the Specifications requested by Vion, and that are required to be purchased solely to accommodate changes to the Specifications requested by Vion; provided, that in each case such costs are approved in advance in writing by Vion, and provided further that all items purchased by Vion shall be the property of Vion and shall be subject to Section 13 hereof.

(5)	Regulatory Requirements.

a.	Tetrionics shall be responsible for complying with all applicable state, federal and local regulatory authority requirements relating solely to the manufacture of the Product for sale to Vion, including without limitation cGMP. Both parties shall comply with all other regulatory authority requirements relating to their respective obligations hereunder, including without limitation, registration as drug producers. The parties shall provide each other with reasonable assistance in communicating information to the appropriate regulatory authorities concerning the Product.

5.2	Vion shall compile and maintain any drug master file (‘‘DMF’’) for Tetrionics and shall grant Tetrionics rights of reference to any such DMF for Tetrionics and, at Tetrionics’ request, shall provide Tetrionics and any appropriate regulatory authority appropriate letters of consent or other instruments to validate such rights. Vion shall notify Tetrionics of any changes, additions or corrections to the DMF in a reasonable and timely manner.

5.3	Tetrionics shall maintain and enforce safety procedures for the handling and manufacture of the Product that comply in all respects with all applicable federal, state and local occupational safety and health requirements and Tetrionics’ approvals and permits. Tetrionics shall provide Vion with a material safety data sheet for any hazardous chemical substance in the Product.

5.4	Tetrionics shall not make any changes to the manufacturing process or test methods with respect to the Product without the prior written approval of Vion. Tetrionics shall give to

Vion ninety (90) days prior written notice (in accordance with the provisions of Section 15 hereof) of any such proposed changes to the manufacturing process or test methods with respect to the Product. Vion shall notify Tetrionics within such ninety (90) day period whether or not it objects to the proposed change.

6.	Tetrionics Representations and Warranties. Tetrionics represents and warrants to Vion that:

6.1	Upon delivery to Vion in accordance with Section 4.1 hereof, all Product batches will be free from defects in material and workmanship, will have been manufactured and packaged to meet and be in accordance with the Specifications, cGMP and all applicable state, federal and local laws and regulations, and will not be adulterated or misbranded.

6.3	All facilities, equipment, manufacturing operations and processes used in the manufacture, testing and packaging of the Product by Tetrionics will remain during the term of this Agreement in material compliance with all applicable federal, state and local laws and regulations, including without limitation, health, safety and environmental laws, statutes, ordinances, regulations, rules and orders and the Fair Labor Standards Act, as amended.

7.	Product Release and Acceptance.

7.1	Upon determination by Tetrionics that a given Product production batch meets the Specifications, Tetrionics shall send Vion a finished product certificate of analysis stating the results of the analyses conducted with respect to each Product batch, and certifying that the Product batch has been manufactured in accordance with cGMP and copies of manufacturing and batch control records and copies of manufacturing and quality control records relating to each such Product batch (the ‘‘Release Documents’’). If Vion has not notified Tetrionics to the contrary by facsimile within fifteen (15) business days of receipt of the Release Documents for each batch of Product, then Tetrionics may invoice Vion by facsimile for each such batch and such invoice shall be due on a net 30-day basis. If requested by Vion, Tetrionics shall take such other reasonable actions with respect to such records as may be required to permit Vion to comply with applicable regulatory requirements.

7.2	Vion shall have the right not to accept any Product batch that complies with Specifications, but which has not been manufactured by Tetrionics in accordance with the procedures and processes agreed to pursuant to this Agreement.

7.3	Vion may inspect any shipment of Product to determine whether any portion of it fails to conform with the applicable purchase order or the Specifications. In the event of any such failure, Vion may reject the shipment or any nonconforming portion thereof, by written notice to the Tetrionics delivered within forty-five (45) days of Vion’s receipt of such shipment; however, any such rejection after receipt of an invoice properly sent above shall not extinguish Vion’s liability to pay timely such invoice. Such notice shall specify the manner in which the shipment fails to conform. In the absence of any such notice, Vion shall be deemed to have accepted the Product. If there is a disagreement between the parties as to whether the Product meets the Specifications, then samples from the batch which is in dispute will be submitted to an independent testing laboratory acceptable to both parties for testing. The determination of such independent laboratory will be binding. The cost of the testing by the independent laboratory shall be borne by the party whose results differ from those of the independent laboratory as to whether the Product in question meets the Specifications.

7.4	[*]

7.5	In the event any Product batch is shown not to conform to the Specifications in any certificate of analysis provided by Tetrionics, in any testing performed by or for Vion or through use of the Product, and any disagreement has been resolved in Vion’s favor pursuant to subsection 7.3 above, then Tetrionics shall, at Vion’s option, [*] or [*] The parties shall discuss appropriate steps to be taken to dispose of nonconforming batches.

7.6	No Product batch shall be reworked or reprocessed in any way without Vion’s prior written consent. In the event that the approved batch record contains an authorized reprocessing step, Tetrionics shall be allowed to conduct that authorized step without prior consent of Vion. Tetrionics will notify Vion of all such instances.

8.	Inspections and Auditing.

8.1	Upon reasonable notice to Tetrionics, Tetrionics shall make available to Vion for review during normal business hours at the offices of Tetrionics all records and reports relating to the manufacture, processing, testing and packaging of the Product. During the Term of this Agreement, Vion shall have the right two times each calendar year and on such other occasions as Vion reasonably deems necessary during normal business hours and upon reasonable prior notice, to audit, inspect and observe the manufacture, processing, testing, packaging, storage and transportation of materials related to or used in the manufacture of the Product for purposes of conducting quality control audits required for its internal control or confirming compliance with legal or other requirements as imposed pursuant to this Agreement. A representative of Tetrionics may be present during such inspections. Such representatives of Vion shall have no responsibility for or right to supervise Tetrionics’ employees performing the manufacture, processing, testing, packaging, storage or transportation operations or for the operations themselves. Vion shall be responsible for all its expenses related to such audits.

8.2	Tetrionics shall promptly notify Vion of the results, observations and outcome of all inspections and/or audits of Tetrionics’ facilities and/or operations conducted by state, federal and local governmental agencies, local and federal, including without limitation the FDA, if the result of any such inspection and/or audit is to endanger or potentially endanger Tetrionics’ ability to manufacture the Product for Vion.

8.3	Should any inspections or audits referred to in Sections 8.1 or 8.2 require any process changes, Tetrionics shall notify Vion immediately and the parties shall discuss the means for implementing such changes. No change shall be implemented by Tetrionics without the prior written consent of Vion.

8.4	The parties agree that in the case of an emergency affecting the quality of the Product, Tetrionics shall immediately notify Vion of such emergency and allow a Vion representative access to those areas of Tetrionics’ premises concerned with or affecting the Product.

9.	Recall.

9.1	Vion shall have the right to initiate any recall of Product manufactured pursuant to this Agreement, required by applicable laws or regulations or deemed necessary by Vion, and Tetrionics shall provide all reasonable assistance requested by Vion in connection therewith.

9.2	In the event that Product manufactured pursuant to this Agreement is recalled as a result of an act or omission or an event attributable to Tetrionics, its agents or its contractors, then Tetrionics shall reimburse Vion for and/or bear all reasonable documented costs and expenses of conducting such recall.

* Confidential Treatment Requested

10.	Force Majeure. The obligations of each party under this Agreement shall be suspended during the period and to the extent that such party is prevented or hindered from complying with such obligations by any cause beyond its reasonable control, including lock-outs, acts of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, fire, flood, storm, and mandatory recalls in connection with the performance of this Agreement. In such event, the party concerned shall give notice to the other party as soon as reasonably practicable stating the date and extent of the suspension of its activities, and the cause of such suspension. Any party whose obligations have been so suspended shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and shall so notify the other party. In the event that the cause continues for more than six (6) months, either party may terminate this Agreement on thirty (30) days’ written notice.

11.	Insurance.

11.1	For the term of this Agreement and six (6) years thereafter, or for so long as Product manufactured by Tetrionics under this Agreement is used by Vion, each party shall purchase and maintain in effect, at its sole cost, a policy of comprehensive general liability insurance in amounts not less than $5,000,000 per occurrence and $5 million in annual aggregate liability. Such comprehensive general liability insurance shall provide broad form contractual liability coverage for each party’s indemnification obligations under this Agreement. The minimum amounts of coverage required herein are not meant to create a limit of liability with respect to each party’s indemnification obligations under this Agreement.

11.2	The parties shall provide each other with written evidence of such insurance upon the other party’s request. Each party shall provide the other party with written notice at least thirty (30) days prior to the cancellation, non-renewal or adverse material change in such insurance.

12.	Adverse Event Reports: Product Complaints.

12.1	Vion shall be solely responsible for receiving, recording and responding to all customer inquiries and complaints and all reports of alleged adverse events relating to the Product. Vion shall be solely responsible for reporting all such matters to government authorities in accordance with the applicable law; provided, that Tetrionics shall cooperate with Vion and provide any technical information relating to investigations, quality attributes, formulation, manufacture or stability of the Product reasonably necessary to enable Vion to perform all such activities.

13.	Confidentiality. The parties hereby affirm and incorporate by reference into this Agreement the Confidentiality Agreement between the parties dated 17 February 2003.

14.    Indemnification

14.1	Subject to the provisions of Section 14.3 below, Vion shall indemnify, defend and hold Tetrionics and its affiliates, directors, officers, employees and agents harmless from and against any and all damages, losses, liabilities, claims, demands, judgments, settlements, costs and expenses (including without limitation, reasonable attorneys’ fees and other costs of defense) (collectively ‘‘Damages’’) to the extent attributable to, or arising out of (i) any breach of any representation or warranty of Vion hereunder, or (ii) the gross negligence or willful misconduct of Vion. Vion shall have full control over the defense of any such litigation, and agrees to bear all costs and expenses therefor. Tetrionics, at its own expense, will be entitled to be represented by its own counsel in any such litigation.

14.2	Subject to the provisions of Section 14.3 below, Tetrionics shall indemnify, defend and hold Vion and its affiliates, directors, officers, employees from and against any and all Damages to the extent attributable to, or arising out of (i) any breach of representation or warranty of Tetrionics hereunder or (ii) the gross negligence or willful misconduct of Tetrionics. Tetrionics shall have full control over the defense of any litigation, and agrees to bear all costs and expenses therefor. Vion, at its own expense, will be entitled to be represented by its own counsel in any such action.

14.3	No indemnity under this Article 14 shall be applicable unless the indemnified party (the ‘‘Indemnitee’’) (i) gives the indemnifying party (the ‘‘Indemnitor’’) prompt notice of any claim, suit or action brought against the Indemnitee, (ii) allows the Indemnitor to defend the same, without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing, (iii) renders the Indemnitor all assistance reasonably necessary in defending against such claim, suit or action at the Indemnitor’s expense, and (iv) does not compromise or settle such claim, suit or action without the Indemnitor’s prior written consent. The Indemnitor shall not settle such claim, suit or action without the Indemnitee’s consent if such settlement results in any obligation or liability on the part of the Indemnitee. If there is a failure to deliver notice under (i) above within fifteen (15) days after the commencement of any action with respect to any Damages, and such failure is prejudicial to the Indemnitor’s ability to defend such action, then the Indemnitor shall be relieved of any liability to the Indemnitee pursuant to this Article 14; provided, that if the failure to so deliver written notice to the Indemnitor shall not relieve it of any liability it may otherwise have to the Indemnitee.

15.	Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be in writing in the English language and shall be deemed to have been duly given on the date of delivery if delivered personally, by confirmed facsimile or by courier on the party to whom such notice or request is to be given, or, if sent by certified or registered mail, or the equivalent, postage prepaid, on the fifth day after the date mailed, to the address set forth for such party below or such other address as directed in writing from time to time:

In the case of Vion:

Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, CT 06511
Telephone No: 203-498-4210
Facsimile No: 203-498-4211
Attention: Jason DeGoes

In the case of Tetrionics:

Tetrionics, Inc.

645 Science Drive
Madison, WI 53711
Telephone No: 608-233-3115
Facsimile No: 608-233-6873
Attention: Michael Czarny

16.	Governing Law. The enforceability of the provisions of this Agreement shall be governed, construed and enforced solely in accordance with the laws of the State of Delaware.

17.	Entirety of Agreement: Amendment and Waiver. This Agreement and the appendices attached hereto set forth the entire agreement between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

Neither this Agreement, nor any of the terms or provisions hereof or appendices hereto, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by the other party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of any subsequent or other failure. This Agreement may not be modified by any custom or course of dealing between the parties.

18.	Termination.

18.1	This Agreement may be terminated prior to its expiration:

(i)	by the mutual written agreement of Vion and Tetrionics with respect to the termination of this entire Agreement or any portion hereof;

(ii)	by either party, upon written notice, if there shall have been a material breach by the other party (the ‘‘Breaching Party’’) of any of the terms or provisions of this Agreement and such breach shall not have been cured within sixty (60) days after such Breaching Party shall have received notice of such breach from the non-breaching party setting forth the particularities of the breach and the non-breaching party’s intent to terminate the Agreement; or

(iii)	by either party upon written notice, if the other party is adjudged bankrupt or becomes the subject of dissolution, liquidation or bankruptcy proceedings, whether voluntary or involuntary, that are not dismissed within sixty (60) days or applies for judicial or extrajudicial settlement with creditors, or makes an assignment for the benefit of creditors.

18.2	Termination or expiration of this Agreement for any reason shall not relieve the parties of any obligation accruing prior to termination and shall not extinguish any antecedent breach of any of the provisions of this Agreement (including without limitation the right to indemnification pursuant to Section 14).

18.3	Upon termination or expiration of the Agreement, each party shall cease using the other party’s Confidential Information and shall promptly return all originals, copies, reproductions and summaries of the other party’s Confidential Information, or at the disclosing party’s option, certify destruction of the same in writing;

18.4	At Vion’s request, Tetrionics shall supply to Vion or its designee all material information in Tetrionics’ possession or under its control relating to the manufacture of the Product, which may be necessary or useful for Vion or its designee to manufacture the Product.

19.	Assignment. Neither of the parties shall assign or transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, except that either party may assign this Agreement and the rights and obligations hereunder without the consent of the other party (i) to any affiliate, or (ii) to a third party in connection with the sale of all or substantially all of the business of the party to which this Agreement relates. However, Tetrionics may not assign this Agreement without Vion’s consent if such assignment would cause a change in the Product or Tetrionics’ ability to timely produce the Product. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

20.	Technology. No license of technology of any kind whatsoever (including without limitation any formulations, operating procedures, or proprietary know-how, whether patented or unpatented), copyright, trademark or other intellectual property, or right therein, is granted by Tetrionics to Vion or by Vion to Tetrionics under this Agreement.

21.	Independent Contractor. This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship between the parties hereto. Vion and Tetrionics each hereby agree not to represent itself in any such capacity in any manner whatsoever in reliance on the terms of this Agreement. The sole relationship established by this Agreement is that of independent contractors, and nothing hereunder shall be construed to give either party the power or authority to act for, represent, bind or commit the other party.

22.	Survivorship. The representations, warranties and covenants of the parties contained within Sections 3.3 (with respect to outstanding purchase orders), 4.1-4.3 (with respect to outstanding purchase orders and invoices), 9, 11-15, 18.2, and 24 shall survive any expiration or termination of this Agreement.

23.	Publicity. No advertising, sales, publicity, press release or promotional material or public statements concerning the Product, this Agreement or the business relationship between Vion and Tetrionics, or in which either party’s name is mentioned, shall be issued, released or made use of by the other party or anyone acting on its behalf without the prior written approval of such party; provided, that nothing in this Agreement shall be deemed to prohibit either party from: (i) releasing materials or public statements which do not refer to the other party or this Agreement, or from issuing press releases or other public statements notifying appropriate governmental agencies in accordance with, or otherwise complying with the requirements of, any applicable law or regulation or relevant stock exchange; or (ii) disclosing the contents of this Agreement to its existing shareholders, prospective investors or its affiliates who have each signed an undertaking to keep the contents hereof confidential.

24.	Remedies Cumulative. The remedies for nonperformance provided herein are cumulative and are not exclusive of any remedy provided by law.

25.	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or invalidity hereof, that the parties are unable to resolve between themselves, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The proceedings shall take place in New York, New York. The arbitration shall be conducted by three (3) aribitrators, one (1) selected by Vion, one (1) selected by Tetrionics, and one (1) selected jointly by the two arbitrators selected by the parties.

26.	Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

27.	Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

28.	Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

29.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

30.	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them, as well as the Letter of Intent between the parties dated June 10, 2003. No addition to or waiver or modification of any provision of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each party.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Vion Pharmaceuticals, Inc.	Tetrionics, Inc.

Terry Doyle, Ph.D. Vice President, Research and Development	Michael Czarny, Ph.D. Vice President, Business Development

Appendix 1. Product Specifications

The following are expected tests that may be incorporated into a specification for The Product. [*]

This list will be revised based on further discussions, product knowledge, process performance history and Vion input. In many cases, ‘‘to be determined’’ (TBD) is used when insufficient information currently exists. The analytical test, method and possible limits are listed in Table 2.

Table 2

[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
	[	*]	[	*]
	[	*]	[	*]
	[	*]	[	*]
[*]	[	*]	[	*]
[*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]

*	Confidential Treatment Requested

Appendix 2. Product Development, Initial Supply and Costs

1)	Project Timeline, Scope of Work and Deliverables

Tetrionics has accepted responsibility for the deliverables listed in Table 1 below. [*]    Timing is contingent upon availability and lead times for raw materials.

Table 1 summarizes our viewpoints of the project scope for the developmental plan/technology transfer and [*]

Table 1

[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]
[*]

2)	Price, Terms, and Delivery

a)	The cost for developmental run/technology transfer, analytical analysis, GMP manufacture, QC release and supply of 1 Kg of the API VNP40101M will be [*]

b)	Tetrionics will initiate the project and ship the Product against the payment schedule outlined in Table 3.

Table 3

[*]	[	*]	[	*]	[	*]	[	*]
[*]	[	*]	[	*]	[	*]	[	*]
[*]	[	*]	[	*]	[	*]	[	*]

*	Confidential Treatment Requested